FOR IMMEDIATE RELEASE	May 4, 2006
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 5

Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS FOR 2006

Tucson, Ariz. – UniSource Energy Corp. (NYSE: UNS) today reported earnings for the first quarter of 2006 of $16.8 million, or $0.48 per basic share of common stock. For the same period in 2005, UniSource Energy reported a net loss of $3.8 million, or $0.11 per basic share. UniSource Energy also reaffirmed today that its 2006 full-year earnings are expected to be between $1.65 and $2.05 per basic share.

The steady availability of coal-fired generators owned by subsidiary Tucson Electric Power Company (TEP) and higher wholesale power prices contributed to a year-over-year increase of $17 million, or 45 percent, in TEP’s wholesale revenues. During the same period last year, a 380-MW unit at TEP’s Springerville Generating Station (SGS) was out of service for nearly six weeks to allow for the installation of upgraded emission control equipment.

“The strong performance of TEP’s generating fleet left us with an abundance of energy to sell into the wholesale market,” said James S. Pignatelli, Chairman, President and CEO of UniSource Energy. “We also realized the benefits of forward energy sales made last year at prices that ended up about 40 percent higher than spot market prices during the first quarter of 2006, when that power was delivered.”

“Looking forward, the recent completion of the Luna Energy Facility will provide another resource to help us serve TEP’s retail and wholesale customers,” Pignatelli said.

TEP will receive 190 MW from Luna, which began commercial operation April 4. The 570-MW gas-fired combined cycle plant near Deming, N.M., was completed under budget and ahead of schedule. TEP funded its $47 million share of the plant’s cost from internally generated cash, issuing no new debt or equity for the project.

The anticipated completion of the new, coal-fired SGS Unit 3 during the third quarter of 2006 will make an additional 100 MW available to TEP for up to five years from Tri-State Generation and Transmission Association, a wholesale power cooperative that will lease the new unit from a financial owner and control its output.

Customer growth and unusually cool March weather contributed to higher retail sales during the first quarter at UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric. UES reported earnings of $5.4 million during the first quarter of 2006, compared with earnings of $4.6 million in the first quarter of 2005.

UniSource Energy also completed the sale of Global Solar Energy during the first quarter of 2006. In exchange for its interest in the Tucson-based manufacturer of thin-film photovoltaic material, UniSource Energy received $16 million as well as the right to purchase, under certain conditions, 5 to 10 percent of the company in the future.

Tucson Electric Power Company

TEP reported earnings for the first quarter of 2006 of $16.6 million, or $0.47 per basic UniSource Energy share, compared with a net loss of $4.7 million, or $0.14 per basic share, during the same period last year.

Factors affecting TEP’s first quarter 2006 results include:

•

An increase of $23 million, or 19 percent, in TEP’s utility gross margin (total operating revenues less fuel and purchased power expense) due to increased plant availability, higher wholesale prices and improved retail revenues. TEP’s customer base increased 2.4 percent and grew to nearly 387,000 by the end of the first quarter;

•	A $6 million reduction in operating and maintenance expenses due to costs incurred during 2005 related to generating plant outages;
•

A $4 million reduction in depreciation and amortization expense resulting from changes in the depreciation lives of various assets, and a $2 million increase in expenses related to amortization of the Transition Recovery Asset (TRA); and

•	A $6 million reduction in interest expense due to debt reductions in 2005.

UNS Gas

UNS Gas reported earnings in the first quarter of 2006 of $4.7 million, compared with earnings of $4.1 million during the same period last year. The utility’s retail customer base grew to approximately 142,000 by the end of the first quarter of 2006, a 4.3 percent increase from the same period last year.

UNS Electric

UNS Electric reported earnings for the first quarter of 2006 of $0.7 million, compared with earnings of $0.5 million for the first quarter of 2005. Cooler weather and customer growth led to a 7.4 percent increase in kilowatt hour sales compared with the same period last year. UNS Electric's customer base grew to approximately 91,000 customers, a 4.8 percent increase over the same period last year.

Discontinued Operations

Losses, net of tax, from Global Solar’s discontinued operations during the first quarter of 2006 were $2.7 million (including the first quarter operating loss and the loss on the sale) compared with $1.4 million during the same period last year.

Earnings Per Basic Share Summary

UniSource Energy believes that the presentation of TEP, UNS Gas, UNS Electric, and Other net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings.

Earnings Outlook

UniSource Energy reaffirms that its 2006 full-year earnings are expected to be between $1.65 and $2.05 per basic share.

Numerous factors can affect UniSource Energy's ability to reach the 2006 estimate. The factors include, but are not limited to: changes in accounting standards; uncertainties prevailing in the wholesale power market; regulatory decisions; performance of TEP's generating plants; the weather; the pace and strength of the regional economy; fuel and purchased power expense; changes to long-term contracts; and changes in asset depreciable lives.

UniSource Energy's earnings are subject to the seasonal energy sales of its utilities. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

Conference Call and Webcast

UniSource Energy officials will discuss the company's 2006 first quarter earnings and its outlook for 2006 on Tuesday, May 9, during a presentation in Scottsdale, Ariz. The event will be hosted by James S. Pignatelli, UniSource Energy's Chairman, President and Chief Executive Officer.

The live telephone and audio-only webcast of the company's presentation is scheduled for Tuesday, May 9, beginning at 6:30 p.m. EDT.

Telephone Access

To listen to the live conference call, dial (877) 582-0446 five to 10 minutes prior to the event and reference confirmation code 8862359. A telephone replay will be available for seven days starting May 9. To listen to the replay, dial (800) 642-1687 and reference confirmation code 8862359.

Internet Access

A live audio-only webcast of the presentation is available through a link at www.uns.com. Listeners are encouraged to visit the Web site at least 30 minutes before the presentation to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at uns.com.

UniSource Energy's primary subsidiaries include TEP, which serves approximately 387,000 customers in southern Arizona, and UES, provider of natural gas and electric service for approximately 233,000 customers in northern and southern Arizona. For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to: changes in accounting standards; the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2006 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2006	2005	Amount	Percent

Operating Revenues
Electric Retail Sales	$ 182,669	$ 171,590	$ 11,079	6.5
Electric Wholesale Sales	56,663	39,180	17,483	44.6
Gas Revenue	62,815	46,549	16,266	34.9
Other Revenues	2,806	3,353	(547)	(16.3)
Total Operating Revenues	304,953	260,672	44,281	17.0

Operating Expenses
Fuel	50,216	47,291	2,925	6.2
Purchased Energy	81,682	64,407	17,275	26.8
Other Operations and Maintenance	53,815	59,783	(5,968)	(10.0)
Depreciation and Amortization	30,757	34,068	(3,311)	(9.7)
Amortization of Transition Recovery Asset	11,842	9,487	2,355	24.8
Taxes Other Than Income Taxes	12,553	13,387	(834)	(6.2)
Total Operating Expenses	240,865	228,423	12,442	5.4
Operating Income	64,088	32,249	31,839	98.7

Other Income (Deductions)
Interest Income	4,927	4,961	(34)	(0.7)
Other Income	1,635	2,261	(626)	(27.7)
Other Expense	(728)	(2,351)	1,623	69.0
Total Other Income (Deductions)	5,834	4,871	963	19.8

Interest Expense
Long-Term Debt	18,684	20,352	(1,668)	(8.2)
Interest on Capital Leases	18,547	19,746	(1,199)	(6.1)
Other Interest Expense	1,306	840	466	55.5
Interest Capitalized	(1,912)	(829)	(1,083)	N/M
Total Interest Expense	36,625	40,109	(3,484)	(8.7)

Income (Loss) From Continuing Operations
Before Income Taxes	33,297	(2,989)	36,286	N/M
Income Tax Expense (Benefit)	13,806	(612)	14,418	N/M

Income (Loss) From Continuing Operations	19,491	(2,377)	21,868	N/M
Discontinued Operations - Net of Tax	(2,669)	(1,406)	(1,263)	(89.8)

Net Income (Loss)	$ 16,822	$ (3,783)	$ 20,605	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,116	34,583	533	1.5

Basic Earnings (Loss) per Share
Continuing Operations	$0.56	$(0.07)	$0.63	N/M
Discontinued Operations	(0.08)	(0.04)	(0.04)	N/M
Net Income (Loss)	$0.48	$(0.11)	$0.59	N/M

Diluted Earnings (Loss) per Share
Continuing Operations	$0.52	$(0.07)	$0.59	N/M
Discontinued Operations	(0.07)	(0.04)	(0.03)	(75.0)
Net Income (Loss)	$0.45	$(0.11)	$0.56	N/M

Dividends Declared per Share	$0.21	$0.19	$ 0.02	10.5

	Three Months Ended
Tucson Electric Power	March 31,		Increase / (Decrease)
Electric MWh Sales:	2006	2005	Amount	Percent
Retail Sales	1,873,816	1,776,401	97,415	5.5
Wholesale Sales	1,017,442	761,978	255,464	33.5
Total	2,891,258	2,538,379	352,879	13.9

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.